UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.___)

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TURNING POINT THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TURNING POINT THERAPEUTICS, INC.

10628 Science Center Drive, Suite 200

San Diego, California 92121

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2021

To the Stockholders of Turning Point Therapeutics, Inc.:

This proxy statement supplement, dated May 25, 2021 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Turning Point Therapeutics, Inc. (the “Company”), dated April 15, 2021 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 2, 2021 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Mark J. Alles as a Director

On May 24, 2021, the Board of Directors of the Company (the “Board”), (i) increased the authorized size of the Board from six to seven members and (ii) upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Mark J. Alles as a Class III director of the Company and Chair of the Board to fill the vacancy created by the aforementioned increase in the size of the Board, with a term of office expiring at the Company’s 2022 Annual Meeting of Stockholders.  Garry Nicholson, who had been serving as Chair of the Board on an interim basis prior to Mr. Alles’ appointment, will continue to serve as a director of the Company.

Based on a review of all relevant identified transactions or relationships between Mr. Alles, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Mr. Alles is an independent director pursuant to the applicable Nasdaq Stock Market listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended.

Mr. Alles (age 62) has served on the Board since May 2021. Mr. Alles served as Chief Executive Officer of Celgene Corporation (“Celgene”), a global biopharmaceutical company, from March 2016, as a member of the Board of Directors of Celgene from February 2016, and was appointed Chairman in 2018, until its acquisition by Bristol-Myers Squibb Company in November 2019. Previously, Mr. Alles served as Celgene’s President and Chief Operating Officer from August 2014 to February 2016 and as its Chief Commercial Officer and Executive Vice President, Hematology & Oncology from December 2012 to July 2014. Mr. Alles joined Celgene in April 2004. Before joining Celgene, he served in senior commercial management roles at Aventis Pharmaceuticals Inc. (Rhône-Poulenc Rorer) from 1993 to 2004. Mr. Alles currently serves as a member of the Board of Directors of Syros Pharmaceuticals, Inc., a public biopharmaceutical company, and Antengene Corporation, a public biopharmaceutical company listed on the Stock Exchange of Hong Kong. Mr. Alles received B.S. degree from Lock Haven University of Pennsylvania and served as a Captain in the United States Marine Corps.

The Nominating Committee and the Board believe that Mr. Alles’ extensive executive experience and his experience serving on the Board of Directors of multiple companies provide him with the qualifications and skills to serve on the Board.

Pursuant to the Company’s compensation policy for non-employee directors, as amended (the “Compensation Policy”), Mr. Alles (i) will receive an annual cash retainer of $70,000 for service as Chair of the Board, and (ii) was granted on the date of his appointment an option to purchase 17,000 shares of the Company’s common stock, which vests monthly over a three-year period from the date of grant.  For 2021, Mr. Alles’ annual cash retainer amount will be pro-rated in accordance with the Compensation Policy. The Compensation Policy also provides for further automatic annual option grants to purchase 8,500 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vest in full on the one-year anniversary of the date of grant; provided, that such annual grant will be pro-rated for any director appointed to the Board following the prior year’s annual meeting and prior to the current year’s annual meeting. Each of the option grants described above will vest in full in the event of a change in control (as defined in the Company’s 2019 Equity Incentive Plan)

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provided Mr. Alles remains in continuous service with the Company as of immediately prior to such change in control. Mr. Alles has also entered into the Company’s standard form of Indemnity Agreement for directors of the Company.

Other than as set forth above in this Supplement, Mr. Alles does not beneficially own any shares of the Company’s common stock.

There are no arrangements or understandings between Mr. Alles and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Mr. Alles has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the appointment of Mr. Alles at the Annual Meeting. Mr. Alles, as a Class III director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Annette North
Executive Vice President, General Counsel and Secretary

May 25, 2021

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